Exhibit 10.29

SEPARATION AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of July 2, 2010, by and among NEWPAGE CORPORATION (“Company”), NEWPAGE GROUP INC. (“NewPage Group”) and MICHAEL L. MARZIALE (“Executive”) to acknowledge and set forth the terms and conditions regarding the termination of Executive’s employment and positions with the Company and its Affiliates (defined below). Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to them in the Employment Letter (defined below). For purposes of this Agreement, the Company, NewPage Group and Executive each may be referred to individually as a “Party,” and together as the “Parties.”

1. Separation Date. Executive hereby resigns, effective as of July 2, 2010 (the “Separation Date”), from any and all positions Executive holds with the Company and its Affiliates (as defined below), including without limitation: (a) his position as Senior Vice President, Marketing, Strategy and General Management of the Company, NewPage Group and NewPage Holding Corporation, (b) any position he holds in any fiduciary capacity with any benefit plan sponsored by the Company or its Affiliates, and (c) any position he holds as a member of a committee established by the Company or any of its Affiliates. Executive’s last day of employment with the Company will be the Separation Date. Executive shall take all actions and provide Executive’s full cooperation, whether before or after the Separation Date, to the extent the Company reasonably believes such assistance is necessary to effectuate the foregoing resignations. For purposes of this Agreement, the term “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.

2. Separation Payments and Benefits. Subject to and in consideration of the execution of the Release (defined below), without revocation, within 45 days following the Separation Date and Executive’s continuing compliance with the provisions of the Employment Letter, the Company will pay the following amounts or provide the following benefits to Executive (collectively, the “Separation Compensation”), in each case minus any applicable payroll taxes and other deductions and withholdings required by federal, state or local law or as requested by Executive:

(a)	The Company will pay Executive accrued but unpaid Base Salary, if any, through the Separation Date; and

(b)	The Company will pay Executive for accrued but unused vacation time, if any, until and through the Separation Date; and

(c)	The Company will pay to Executive an amount equal to two times Executive’s annual base salary of $320,000, less $127,751.58 as provided for in Section 10(IV) of the Employment Letter, for a net payment of $512,248.42; and

(d)	The Company will pay to Executive a pro rata bonus for calendar year 2010, calculated by multiplying the Annual Bonus that would have been payable to Executive for calendar year 2010 (determined as of the end of calendar year 2010 and payable as described in Section 3 below) by a fraction, the numerator of which is the number of days in the current calendar year through the Separation Date and the denominator of which is 365; and

(e)	The Company will pay to Executive his pro rata share of Executive’s Service Award and Performance Award granted pursuant to the Company’s 2010 Executive Long-Term Incentive Plan (the “LTIP”) and the Award Agreement, dated as of January 15, 2010, between the Company and Executive, calculated in accordance with Section 4.4(a) and 4.4(b) of the LTIP, which results in a payment of $168,000.00 for the Service Award and $110,465.75 for the Performance Award, for a total pro rata award amount of $278,465.75; and

(f)	The Company will continue Executive’s medical, dental, vision, basic life, and employee assistance coverage (collectively, the “Continued Welfare Benefits”) as in effect on the Separation Date, subject to subsequent changes applicable generally to all active participants, for twenty-four (24) months after the Separation Date, except that (1) Continued Welfare Benefits will be provided only if and for so long as Executive continues to pay to the Company the employee cost of those Continued Welfare Benefits as paid by active employees, and (2) if Executive becomes employed with another employer that provides one or more similar benefits under an employer approved plan, the Continued Welfare Benefits will be secondary to those provided under the other plan; and

(g)	The Company will reimburse Executive for the cost of outplacement services substantially similar to those provided pursuant to the terms of the Company’s severance program; and

(h)	Executive will be entitled to receive all other accrued, vested benefits as of the Separation Date to which Executive is entitled under the terms of the Company’s employee benefit plans (which for purposes of clarity and avoidance of doubt, will not include any benefits payable under any plan or program relating to the payment of severance, bonus, incentive or other compensation).

3. Payments. The Company will pay the amounts set forth in Section 2 above as follows:

(i)	The Company will pay the amounts specified in Sections 2(a) and (b) within 10 business days of the Separation Date (unless an earlier date is required by law).

(ii)	Subject to execution and delivery of the Release (without revocation), the Company will pay the amounts specified in Section 2(c) on the first business day that is 60 days after the Separation Date (provided that, as permitted by Section 409A of the Internal Revenue Code of 1986, as amended, the Company may, in its sole discretion, make the payments on any date that is more than 30 days prior to such date).

(iii)	Subject to execution and delivery of the Release (without revocation), the Company will pay the amounts specified in Section 2(d) at the time that bonuses are paid to similarly situated employees (on or before March 15 of the year following the year in which the relevant services required for payment have been performed).

(iv)	The Company will pay the amount specified in Section 2(e) in accordance with Sections 4.4(a) and 4.4(b) of the LTIP.

(v)	Subject to execution and delivery of the Release (without revocation), the Company will pay the amounts specified in Section 2(g) as soon as is practicable following documentation of those costs in accordance with the normal reimbursement practices of the Company, but no later than the last day of the calendar year following the taxable year in which the reimbursable expense, if any, was incurred.

(vi)	The Company will pay the amounts and provide the benefits specified in Section 2(h) in accordance with the terms or policies of the relevant employee benefit plan.

4. Release and Waiver. In consideration of the Company’s promise to pay the Separation Compensation set forth in Section 2 above, and as a condition precedent to the Company’s obligation to pay such compensation, Executive shall execute and deliver to the Company an original signed copy of the General Release attached to this Agreement at Exhibit A (the “Release”), within forty-five (45) days following the Separation Date, without revocation.

5. Employment Letter. Executive and the Company are parties to an Employment Letter dated May 2, 2005, as amended (the “Employment Letter”). Notwithstanding anything in the Employment Letter or this Agreement to the contrary, and in consideration of the payments and benefits to be provided by the Company pursuant to Section 2 above, Executive hereby agrees that he will remain bound by and continue to comply with the terms, conditions and obligations set forth in Paragraph 6 (Confidentiality), Paragraph 7 (Non-Solicitation or Hire), Paragraph 8 (Non-Competition), Paragraph 9 (Remedies; Specific Performance), Paragraph 11 (Removal from Boards and Positions), Paragraph 12 (Nondisparagement) and Paragraph 13 (Property) of the Employment Letter. In addition, Executive hereby represents and warrants that Executive has remained in full compliance with Sections 7 and 12 of the Employment Letter through the effective date of this Agreement. In accordance with Paragraph 13 of the Employment Letter, Executive will deliver to the Company, on or promptly after the Separation Date, any and all Company Property and all copies of any Company Property in Executive’s possession, custody or control and will not retain any such property.

6. NewPage Group Equity. Subject to execution and delivery of the Release (without revocation), NewPage Group will purchase Executive’s 156,968 shares of common stock of NewPage Group for a purchase price of $4.11 per share, for a total of $645,138.48, in exchange for Executive’s original stock certificate evidencing those shares. Upon completion of the purchase, the Equity Exchange and Restricted Stock Agreement between NewPage Group and Executive dated December 21, 2007 (“Stock Agreement”) will be deemed terminated and neither NewPage Group nor Executive will have any further obligations in connection with the Stock Agreement.

7. Options. Executive’s outstanding options to purchase 200,457 shares of NewPage Group Common Stock will remain outstanding pursuant to, and subject to, the terms of the Nonqualified Stock Option Agreement between Executive and NewPage Group dated December 21, 2007 (“Option Agreement”). Pursuant to Section 3(a)(c) of the Option Agreement, Executive will have 90 days from the Separation Date to exercise his outstanding options and, if not so executed, those options will be cancelled by NewPage Group.

8. Additional Acknowledgements and Affirmations.

8.1 Full Satisfaction. Executive acknowledges and agrees that, except for the payments and benefits set forth in this Agreement, Executive will neither receive, nor be entitled to receive, any other compensation, payments or benefits of any kind or nature from the Company or its Affiliates, including without limitation any salary, commission, compensation, bonus, incentive payment, severance, expense reimbursement or other payment of any kind or nature whatsoever pursuant to the Employment Letter or any other agreement, understanding or instrument, whether verbal or written, between Executive and the Company or its Affiliates.

8.2 Absence of Potential Claims. Executive hereby affirms that he has not filed, caused to be filed, or presently is a party to any pending or threatened claim or action against the Company or any of the Company Released Parties. Executive affirms that he has not suffered any known workplace injuries or occupational diseases. Executive affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its Affiliates, or their respective officers or board members, including any allegations of corporate fraud.

9. Cooperation. At all times prior to and after the Separation Date, Executive will make himself reasonably available to, and shall cooperate with, the Company and its Affiliates, at the Company’s sole cost and expense, with respect to any matter about which Executive has knowledge arising out of Executive’s employment with the Company, or any roles or positions Executive had with the Company or any of its Affiliates, including, without limitation, in connection with any past, present or future Proceeding involving the Company or its Affiliates. For purposes of this Separation Agreement, the term “Proceeding” means any and all past, present and future actions, causes of action, suits, litigation, complaints, controversies, threats, demands, inquiries, investigations, or other proceedings, whether formal or informal, and whether pending or threatened or otherwise. For the avoidance of doubt, this Section 9 is not intended to require Executive to provide ongoing support for the current trade cases involving paper imports from China and Indonesia.

10. Governing Law and Venue. This Agreement will be governed and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles. The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts located in Dayton, Ohio, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any provision of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that he or it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by those courts. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY LITIGATION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

11. Miscellaneous. This Agreement (including the Release) contains the complete agreement among the Parties with respect to its subject matter, and supersedes all prior agreements, arrangements or understandings with respect to the subject matter of this Agreement, except as expressly set forth in Section 5 above or elsewhere in this Agreement. This Agreement may only be modified in a writing signed by all Parties. The provisions of this Agreement are severable and the unenforceability or invalidity of any provision of this Agreement will not render any other provision unenforceable or invalid. This Agreement may be signed in multiple counterparts, any of which may be signed and exchanged by email or facsimile, each of which when so executed will constitute an original.

The parties have caused this Agreement to be executed as of the date shown above.

EXECUTIVE	NEWPAGE CORPORATION

/s/ Michael L. Marziale	By:	/s/ Douglas K. Cooper
Michael L. Marziale	Name:	Douglas K. Cooper
	Title:	Vice President

NEWPAGE GROUP INC.

	By:	/s/ Douglas K. Cooper
	Name:	Douglas K. Cooper
	Title:	Vice President

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